KAL Energy, Inc. - BHP Billiton Energy Veteran Joins
KAL Energy Board as Independent Director

Tuesday June 26, 8:30 am ET

LONDON, June 26 /PRNewswire-FirstCall/ -- KAL Energy, Inc. (OTC Bulletin Board: KALG - News; Frankfurt: D9T.F - News) is pleased to announce that Prof. William (Bill) Fredrick Bloking has joined its Board of Directors as an Independent Director, effective immediately. Bill Bloking, 56, recently retired as President of Australia-Asia Gas for BHP Billiton Petroleum, where he also served as CEO of BHP Billiton Petroleum (North West Shelf) and was fully responsible for the BHPB's interest in the North West Shelf, Browse LNG and Pilbara LNG projects. BHP Billiton is the world's largest diversified resource company and is noted as the second largest producer and marketer of export thermal coal. Prior to his work at BHP Billition, Prof. Bloking also served as a General Manager for Esso Indonesia, Inc.

American-born Mr. Bloking holds dual American / Australian citizenship and is the Vice Chairman of the Australia China Business Council. He is currently Chairman of Norwest Energy NL, Cool Energy Ltd, and Cullen Wines (Australia), and is a director of the John Holland Group, Delta Pacific Mining Plc, the West Australian Symphony Orchestra and the Lions Eye Institute. He is also a Governor of the American Chamber of Commerce in Australia, a member of the Advisory Board of the University of Western Australia's Confucius Centre, and is an Adjunct Professor at Murdoch University.

Laith Reynolds, KAL Energy Chairman, in announcing the appointment stated, "I am delighted to welcome Prof. Bloking to the Board. The addition of an Independent Director of Bill's stature to the Board is a significant milestone in the development of KAL Energy. Bill's experience and insight will make a valuable contribution."

Commenting on Prof. Bloking's appointment Cameron Reynolds said, "Bill brings a wealth of experience to the Board, especially in the area of the Asian energy market. His distinguished career in the international energy sector and extensive commercial credentials will play a critical role as KAL Energy moves from exploration to development and marketing of its thermal coal concessions."

"KAL Energy is well positioned to partake in the strong fundamentals of the Asian Energy sector. I am very pleased to be joining the board of KAL Energy and contributing to the company's growth and development," stated Prof. Bloking.

KAL Energy, Inc. has rights to two coal concessions situated near the Mahakam River in North Eastern Kalimantan, Indonesia. This river is a main transportation system for transporting coal to nearby markets. One of the concessions has a JORC Compliant Inferred Resource of 204 Million tonnes of thermal coal. With one of the world's largest thermal coal exporters Kaltim Prima Coal (KPC) as its neighbor, KAL energy's concessions are in a region that is known for its extensive open pit thermal coal producing mines and environmentally friendly coal product. Indonesia has recently surpassed Australia as the world's leading thermal coal exporter, with prices varying from $30.00 to $60.00 plus per ton.

For more information on KAL Energy, Inc. please visit our web site at www.kalenergyinc.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.